Exhibit 107

Calculation of Filing Fee Table

Form S-8

Constellium SE

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Ordinary shares, nominal value €0.02, to be issued under the Constellium SE 2013 Equity Incentive Plan	Other	6,000,000	$20.09	$120,540,000	0.00014760	$17,791.70

Total Offering Amounts					$120,540,000		$17,791.70

Total Fee Offset							—

Net Fee Due							$17,791.70

(1)

The Ordinary Shares are being registered for issuance under the Constellium SE 2013 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan, which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar events.

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low selling price per share of the Ordinary Shares of Constellium SE, as reported on the New York Stock Exchange on May 15, 2024.

(3)	Calculated at a rate of $147.60 per $1,000,000 of the proposed maximum aggregate offering price.